Exhibit 5.1

July 9, 2021

New Fortress Energy Inc.
111 W. 19th Street, 8th Floor
New York, New York 10011

RE:          New Fortress Energy Inc.—Prospectus Supplement

Ladies and Gentlemen:

We have acted as special United States counsel to New Fortress Energy Inc., a Delaware corporation (the “Company”), in connection with the resale by Golar LNG Limited (“GLNG”) and Stonepeak Infrastructure Fund II Cayman (G) Ltd. (“Stonepeak” and together with GLNG, the “Selling Stockholders”) of up to 29,599,403 shares of Common Stock (the “Shares”). We have been advised that the Shares were issued pursuant to the Agreement and Plan of Merger, dated as of January 13, 2021, between the Company and the Selling Stockholders (the “Merger Agreement”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

In rendering the opinion stated herein, we have examined and relied upon the following:

(a)          the registration statement on Form S-3ASR (File No. 333-254469) of the Company relating to Common Stock and other securities of the Company, filed on March 18, 2021 with the Securities and Exchange Commission (the “Commission”) under the Securities Act, allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

New Fortess Energy Inc.
July 9, 2021

(b)          the prospectus, dated March 18, 2021 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(c)          the prospectus supplement, dated July 9, 2021 (together with the Base Prospectus, the “Prospectus”), relating to the resale of the Shares, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(d)          an executed copy of the Merger Agreement;

(e)          an executed copy of a certificate of Cameron D. MacDougall, Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(f)          a copy of the Company’s Certificate of Incorporation certified by the Secretary of State of the State of Delaware as of July 9, 2021, and certified pursuant to the Secretary’s Certificate (the “Certificate of Incorporation”);

(g)          a copy of the Company’s bylaws, as amended and in effect as of the date hereof and certified pursuant to the Secretary’s Certificate (the “Bylaws”); and

(h)          a copy of certain resolutions of the Board of Directors of the Company adopted on January 12, 2021, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Selling Stockholders and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company, the Selling Stockholders and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below, including the facts and conclusions set forth in the Secretary’s Certificate.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. With respect to our opinion set forth below, we have assumed that (i) the Company received in full the consideration for the Shares set forth in the Merger Agreement and the applicable resolutions of the Board of Directors of the Company approving the issuance of all such Shares, (ii) the issuance of the Shares has been registered in the Company’s share registry and (iii) the issuance of the Shares did not violate or conflict with any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Certificate of Incorporation, the Bylaws or those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement or the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2020). As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and the Selling Stockholders and others and of public officials.

New Fortess Energy Inc.
July 9, 2021

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares to be sold by the Selling Stockholders have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and have been validly issued and are fully paid and nonassessable.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations.

Very truly yours, /s/ Skadden, Arps, Slate, Meagher & Flom LLP

MJS